AGREEMENT OF MERGER

                             OF

          GS CAPITAL PARTNERS PRL HOLDING II, INC.
                  (a Delaware corporation)

                        WITH AND INTO

                POLO RALPH LAUREN CORPORATION
                  (a Delaware corporation)


     AGREEMENT OF MERGER entered into as of June 9, 1997 by
GS Capital Partners PRL Holding II, Inc., a Delaware corporation ("Holding"), Polo Ralph Lauren Corporation, a
Delaware corporation ("PRLC"), and GS Capital Partners,
L.P., a Delaware limited partnership ("GSCP").

     WHEREAS, Section 251 of the Delaware General
Corporation Law (the "DGCL") permits the merger of two domestic corporations;

     WHEREAS, the board of directors and stockholders of Holding and PRLC deem it advisable and in their best interest to merge Holding into PRLC pursuant to the provisions of the laws of the State of Delaware upon the terms and conditions set forth herein (the "Merger"); and

     WHEREAS, the Subscription Agreement (as defined herein) requires the Merger;

     NOW, THEREFORE, in consideration of the premises and agreement and covenants herein contained, pursuant to the Subscription Agreement, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used but otherwise not defined herein shall have the meaning set forth in the Subscription Agreement, dated as of April 6, 1997, by and among Mr. Ralph Lauren, an individual residing in the State of New York, RL Holding, L.P., a Delaware limited partnership, RL Family, L.P., a Delaware limited partnership, GS Capital Partners, L.P., a Delaware limited partnership, GS Capital Partners PRL Holding I, L.P., a Delaware limited partnership, GS Capital Partners PRL Holding II, L.P., a Delaware limited partnership, Stone Street Fund 1994, L.P., a Delaware limited partnership, Stone Street 1994 Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Stone Street, and Bridge Street Fund 1994, L.P., a Delaware limited partnership, and PRLC, as amended on the date hereof (as amended, the "Subscription Agreement"). A copy of the Subscription Agreement is on file with the Secretary of PRLC.

     2. Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Holding shall be merged with and into PRLC in accordance with the provisions of the DGCL, and PRLC shall be the continuing and surviving entity and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL. The closing of the Merger (the "Closing") shall take place on the Transfer Closing Date subject to the satisfaction or waiver of the conditions set forth in Section 11 on or prior to such time. The Effective Time of the Merger shall be simultaneously with the closing of the transactions contemplated by the Subscription Agreement.

     3. Name. The name of the surviving entity shall be Polo Ralph Lauren Corporation.

     4. Effective Date of Merger. At the Closing, Holding and PRLC will cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger filed with the Secretary of State of Delaware (the "Effective Time").

     5.   Certificate of Incorporation and By-laws.  The
Certificate of Incorporation and the By-laws of PRLC shall be the Certificate of Incorporation and the By-laws of the surviving entity.

     6. Directors and Officers. The directors and officers of PRLC at the Effective Time shall be the directors and officers of the surviving entity.

     7. Conversion. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Holding, each of the shares of common stock of Holding issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger be converted into the right to receive (with respect to each share of common stock of Holding, the "Merger Consideration") (i) the number of shares of Class C Common Stock of PRLC such that the outstanding shares of common stock of Holding will convert, in the aggregate, into 2,682,262 shares of Class C Common Stock and (ii) a promissory note (a "Note") in the amount of $1,319,740.12, which principal amount is included as a part of the promissory note issued by PRLC to GSCP in the amount of $11,580,544.93 on the date hereof. The Note shall be non-interest bearing and shall be payable on the same date as are any dividends declared by PRLC on or prior to the Transfer Closing Date but which are payable on a date after the Transfer Closing Date. PRLC shall issue the Merger Consideration with respect to a share of common stock of Holding to the record holder thereof simultaneously with the surrender of the certificate representing such share of common stock of Holding.

     8. Effects of the Merger. At the Effective Time, Holding shall be deemed merged into PRLC as provided by the DGCL and this Agreement. All rights, privileges, and powers of Holding, and all property, real, personal and mixed, and all debts due to Holding, as well as all other things and causes of action belonging to Holding, shall be vested in PRLC, and shall thereafter be the property of PRLC as they were of Holding. The parties intend that the Merger will be treated as a transaction that qualifies under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and as part of a transaction described in Section 351 of the Code and agree to so report the transaction for all income tax purposes to the extent permitted by applicable law.

     9.   Representations, Warranties and Covenants.

          9.1. Each party represents and warrants to the other party that, on the date hereof and as of the Effective
Time, that:

               (a)  it is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Delaware;

               (b)  it has requisite corporate power and
authority to enter into this Agreement and to consummate the Merger;

               (c)  compliance by it with all provisions of
this Agreement will not conflict with or result in a breach or violation of any understanding or agreement to which it is bound or subject and will not result in any violation of its Certificate of Incorporation or By-laws or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the consummation by it of the transactions contemplated in this Agreement;

               (d) this Agreement has been duly authorized, executed and delivered by it and (assuming the due authorization, execution and delivery hereof, by the other party) constitutes its valid and binding obligation, enforceable in accordance with its terms, subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought at a proceeding at law or equity); and

               (e)  it is not subject to or obligated under
any contract, license, franchise or permit, or, subject to any order or decree, which would be breached, violated, or exceeded by the execution and performance of this Agreement by it.

          9.2. Holding represents and warrants to PRLC on the date hereof and as of the Effective Time, that:

               (a)  except as contemplated by this
Agreement, (i) it has not, prior to the Transfer Closing Date, engaged in any business other than (A) holding partnership interests in GS Capital Partners PRL Holding II, L.P., a Delaware limited partnership ("Holding II LP") which partnership has been liquidated, (B) from and after the liquidation of Holding II LP, holding partnership interests in Enterprises, Polo and Womenswear and (C) holding indebtedness of Enterprises and (ii) it has no assets other than such partnership interests.

               (b)  it has no liabilities or obligations of
any kind (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), except for (i) indebtedness held by GSCP which will either be contributed to the capital of Holding or repaid prior to the Effective Time and (ii) liabilities for current taxes not yet due.

          9.3. In furtherance of the representations and warranties made by the parties in the Subscription
Agreement, GSCP represents and warrants to PRLC on the date hereof and as of the Effective Time, that:

               (a)  it or its representatives has had an
opportunity to ask questions of and receive answers from officers of PRLC, or a person or persons acting on its behalf, concerning the terms and conditions of this investment;

               (b)  it is an "accredited investor" as such
term is defined in Regulation 501 promulgated under the Securities Exchange Act of 1934, as amended, and has such knowledge and experience in financial and business matters to evaluate the risks of investment in PRLC;

               (c)  the shares of common stock of PRLC
issuable to it in the Merger are being purchased by it for its own sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof other than in the Offering; and

               (d)  it has no present plan or intention to
sell, exchange or otherwise dispose of any shares of common stock of PRLC received in the Merger except as contemplated by the registration statement of PRLC on file with the Securities and Exchange Commission on the date hereof.

          9.4. GSCP will not, within two years of the Effective Time, sell, exchange or otherwise dispose of a number of shares of common stock of PRLC received in the Merger that would reduce its ownership of common stock of PRLC that it received in the Merger to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding capital stock of Holding as of the date of the Merger. The parties acknowledge that this restriction may be satisfied by GSCP concurrently with the restriction on GSCP and certain other parties contained in Section 4.1(b) of the Stockholders Agreement dated the date hereof among GSCP and certain other parties. Notwithstanding the foregoing, in no event shall the provisions of this Section 9.4 prohibit the sale, exchange or other disposition in connection with any business combination transaction or other acquisition of PRLC as a result of which no party to the Subscription Agreement or any of its affiliates holds any outstanding shares of common stock of PRLC.

     10.  Indemnification.

          10.1. Indemnification. GSCP shall indemnify, save and hold harmless (a) PRLC from and against any and all losses, damages, liabilities, claims, judgments, settlement, fines, costs and expenses, including attorneys' fees and disbursements (collectively, "Losses") arising out of or in connection with any breach of the representation made by Holding in Sections 9.1 and 9.2, (b) PRLC from and against any Losses caused by the Merger and (c) PRLC from any liabilities whatsoever of Holding incurred on or prior to the Effective Time, including, without limitation, liabilities for taxes incurred on or prior to the Effective Time of Holding or of any other person with respect to which Holding is or may be liable, including, without limitation, interest, additions to tax, penalties and legal and accounting expenses in connection therewith, and any related out-of-pocket costs and expenses, and any liabilities that result in whole or in part from the failure of the Merger to qualify under Section 368(a)(1)(A) of the Code. Any payment by GSCP to PRLC pursuant to this Section
10.1 shall be made on a basis (a "Grossed-Up Basis") such that any payment received or deemed to have been received by PRLC (the "Original Payment") shall be supplemented by a further simultaneous payment to PRLC so that the sum of the two payments shall be equal to the Original Payment, after taking into account all taxes that would result from the receipt or accrual of such two payments.

          10.2. Procedure. (a) If a claim is to be made by PRLC against GSCP, PRLC shall give prompt written notice (a "Claim Notice") to GSCP after PRLC becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 10. The failure of PRLC to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that GSCP is actually prejudiced by the failure to give such notice.

               (b)  With respect to any claim under Section
10.1 relating to matters other than tax liabilities, GSCP shall be entitled if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice and (iii) to compromise or settle such claim, which compromise or settlement can be made only with the written consent of PRLC which may not be unreasonably withheld or delayed. If GSCP fails to assume the defense of such claim within 30 calendar days after receipt of the Claim Notice, PRLC will (upon delivering notice to such effect to GSCP) have the right to undertake, at GSCP's cost and expense, the defense of such claim on behalf of and for the account and risk of GSCP. In the event that PRLC assumes the defense of the claim, PRLC will keep GSCP reasonably informed of the progress of any such defense.

               (c)  With respect to any claim under Section
10.1 relating to tax liabilities, PRLC shall consult in good faith with GSCP, and GSCP shall have the right to reasonably participate, in the defense of any such claim against PRLC, provided, however, that GSCP shall have no right to participate in any proceeding involving a consolidated federal income tax return of PRLC.

               (d)  PRLC shall cooperate in all reasonable
respects with GSCP and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. GSCP shall be responsible for all out-of-pocket costs and expenses for such cooperation.

               (e)  PRLC shall not compromise or settle any
claim relating to a Loss covered by this Section 10 without the prior written consent of GSCP which may not be unreasonably withheld or delayed.

     10.3. Survival. PRLC's rights to indemnification shall survive until the later of ten years and the expiration of the applicable statute of limitations including extensions thereof.

     10.4 Tax Returns. GSCP shall prepare all tax returns with respect to Holding for periods ending on or prior to the Effective Time and PRLC shall file any such returns.
All parties will cooperate with each other with respect to the preparation and filing of any such tax returns and GSCP shall afford PRLC reasonable review of any such returns prior to their filing and will accept reasonable comments of PRLC with respect thereto. GSCP shall bear all out-of-pocket costs and expenses in connection with the preparation and filing of such tax returns and shall reimburse PRLC for any costs incurred in connection therewith, including reasonably allocable internal costs.

     11. Conditions; Termination. The respective obligation of each party to effect the Merger is subject to the simultaneous occurrence of the Transfer Closing Date and the simultaneous consummation of the transactions contemplated by the Subscription Agreement. The Board of Directors of either constituent corporation may terminate this Agreement by filing a certificate of termination with the Secretary of State of the State of Delaware prior to the effective time of the merger as set forth in the Certificate of Merger. Each party may terminate this Agreement by providing written notice to that effect to the other party if the Closing shall not occur on or prior to June 15, 1997.

     12. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13. Notices. Any notice or request to be given under this Agreement by one party to another shall be in writing and shall be delivered personally or by certified mail, postage prepaid to such addresses as any party may designate in writing to the other.

     14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT THAT WITH RESPECT TO MATTERS CONTAINED HEREIN COVERED BY THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY THE DGCL.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              GS CAPITAL PARTNERS PRL


                              HOLDING II, INC.,
                              a Delaware corporation


                              By:       /s/ C.H. Skodinski
                                 ---------------------------
                                Name:     C.H. Skodinski
                                Title:    Secretary


                              POLO RALPH LAUREN CORPORATION,
                                a Delaware corporation


                              By        /s/ Victor Cohen
                                 ---------------------------
                                Name:     Victor Cohen
                                Title:    Senior Vice
                                          President, General
                                          Counsel and
                                          Secretary


                              GS CAPITAL PARTNERS, L.P.,
                                a Delaware limited partnership


                              By:  GS Advisors, L.P., its
                                   general partner
                              By:  GS Advisors, Inc., its
                                   general partner


                              By:       /s/ C.H. Skodinski
                                 ---------------------------
                                Name:     C.H. Skodinski
                                Title:    Vice President